Exhibit 99.1

Company Contact:
Leslie Wojcik
SEI
+1 610-676-4191
lwojcik@seic.com
Pages:    1

FOR IMMEDIATE RELEASE

SEI Declares Dividend of $0.37 Per Share

Company Increases Share Repurchase Program by $250 million

OAKS, Pa., June 2, 2021 – The Board of Directors of SEI Investments Company (NASDAQ: SEIC) on June 2, 2021 declared a dividend of $0.37 (thirty-seven cents) per share. The cash dividend will be payable to shareholders of record on June 14, 2021 with a payment date of June 22, 2021.

The Board of Directors of SEI Investments Company also approved an increase in its stock repurchase program by an additional $250 million, increasing the available authorization under the program to approximately $316 million.

About SEI
After 50 years in business, SEI (NASDAQ:SEIC) remains a leading global provider of investment processing, investment management, and investment operations solutions designed to help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of March 31, 2021, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers approximately $1 trillion in hedge, private equity, mutual fund and pooled or separately managed assets, including approximately $384 billion in assets under management and $836 billion in client assets under administration. For more information, visit seic.com.

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